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                     February 23, 2024

       Lee E. Beckelman
       Chief Financial Officer
       Smart Sand, Inc.
       28420 Hardy Toll Road, Suite 130
       Spring, Texas 77373

                                                        Re: Smart Sand, Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed February 28,
2023
                                                            File No. 001-37936

       Dear Lee E. Beckelman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation